Exhibit 10.2

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K. [***] indicates that information has been redacted.

Terms & Conditions
U.S. Domestic Short Term Assignment Program

16 March 2026

Adam Elinoff
[***]

Dear Adam:

I have the pleasure of confirming the terms and conditions which apply to your short term assignment from [***], CA to Santa Clara, CA. This letter outlines the terms and conditions of your move for Agilent Technologies, Inc or any affiliated, subsidiary, or successor employer by which you are employed (“Agilent”). I understand your assignment will begin on 01 April 2026 and last until 01 December 2026.

Agilent will assist you in your assignment from [***], CA to Santa Clara, CA by providing you with relocation assistance per the US Domestic Short Term Assignment program, which includes the following provisions:

a)Business Travel: Travel back and forth from CA to CA weekly and using Concur for reimbursement of airfare and car rental using the HR Relocation category, following Agilent’s Global Travel Policy: EmployeeTravelServicesGuidelines. Concur expenses will be provided to Cartus monthly for tracking and tax reporting.

b)Per Diem: Per Diem will be provided at $74 per day and includes meals (50% in, 50% out), fuel, laundry, and phone Your EA will be asked to provide the Cartus Consultant will the number of days that you are in CA at the end of each month and Cartus will calculate the amount and make the per diem payment.

c)Host Location Housing and Utilities: Agilent will provide you with temporary furnished housing during your assignment. Utilities, except for monthly phone charges are included. At the end of your assignment, your consultant will assist you with the coordination of terminating your temporary living arrangements in the host location.

d)Shipment of Household Goods to Destination 2,500 lbs. weight allowance

e)Auto Shipment: Shipment of one personal vehicle

f)Home Finding Assistance Services: Assistance with finding a personal apartment after assignment ends

g)Tax Assistance (Gross Up): The above-mentioned benefits are taxable and will be tax assisted. The amount of these benefits will be added to the employee’s W-2 as income.

Cartus will contact you to initiate the proper arrangements and will be available to answer any questions. The relocation element of the compensation package is contingent upon your execution of the attached Relocation Agreement and compliance with the terms of that Agreement. No substitutions or cash outs for any of the provided relocation components are permitted.

Adam, I believe this fully outlines the issues discussed concerning your short-term assignment to Santa Clara, CA

Kindly acknowledge receipt and acceptance of the above terms by affixing your signature via DocuSign. The letter will then route to Cartus, and your Cartus Consultant will initiate your relocation benefits.

Sincerely,

/s/ Meghan Henson
Meghan Henson

I AGREE TO THE TERMS AND CONDITIONS COVERING MY RELOCATION AS SET FORTH IN THIS LETTER.

/s/ Adam Elinoff                        19-Mar-2026

Adam Elinoff                      Date

Acceptance of the terms and conditions can be executed electronically, and an electronic signature will have the same effect as a wet ink signature.